Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. increases quarterly dividend by 23.5%

and declares a dividend of $0.21 per common share

OAKVILLE, ONTARIO, (February 23rd, 2012): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced the Board of Directors has approved a 23.5% increase in the quarterly dividend to $0.21 per common share, which is within our targeted payout range of 30% to 35%.

The Board has declared a dividend at the new payout rate of $0.21 per common share, payable on March 20th, 2012, to shareholders of record as of March 5th, 2012.

Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, the dividends will be converted to, and paid in, U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders. The payment of future dividends and the targeted payout range remain at the discretion of the Board of Directors.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso-flavoured shots, specialty teas, fruit smoothies, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of January 1st, 2012, Tim Hortons had 4,014 systemwide restaurants, including 3,295 in Canada, 714 in the United States and 5 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

CONTACTS:

Investors: Scott Bonikowsky, (905) 339-6186 or investor relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli david@timhortons.com